UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2023

POLAR POWER, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-37960	33-0479020
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

249 E. Gardena Boulevard, Gardena, California 90248

(Address of Principal Executive Offices) (Zip Code)

(310) 830-9153

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	POLA	The NASDAQ Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Underwritten Offering of Common Stock

On November 30, 2023, Polar Power, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with ThinkEquity LLC, as the representative (the “Representative”) of the several underwriters named therein (collectively, the “Underwriters”), pursuant to which the Company agreed to sell to the Underwriters an aggregate of 4,000,000 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share, at a price to the public of $0.40 per share, in a firm commitment underwritten public offering (the “Offering”). The Company also granted the Underwriters an option exercisable for 45 days from the date of the Underwriting Agreement to purchase up to an additional 600,000 shares of common stock (or pre-funded warrants in lieu thereof) solely for the purpose of covering over-allotments. All of the Shares in the Offering are being sold by the Company.

The Representative exercised the over-allotment option in full on December 4, 2023, to purchase an additional 600,000 shares of common stock (the “Over-Allotment Exercise’). The Offering and closing on the Over-Allotment Exercise closed concurrently on December 5, 2023. The net proceeds to the Company from the Offering and the Over-Allotment Exercise are expected to be approximately $1.5 million after deducting underwriting discounts and commissions and other estimated offering expenses payable by the Company. The Company plans to use the net proceeds from this Offering for general corporate purposes.

The Offering was made pursuant to an effective registration statement on Form S-3 (Registration No. 333-252196) (the “Registration Statement”) and a related prospectus and prospectus supplement, in each case filed with the Securities and Exchange Commission.

The Underwriting Agreement contains customary representations, warranties, and agreements by the Company, and customary conditions to closing, indemnification obligations of the Company and the Representative, including for liabilities under the Securities Act of 1933, as amended (the “Securities Act”), other obligations of the parties and termination provisions.

The Underwriting Agreement is attached hereto as Exhibit 1.1 to this Current Report on Form 8-K to provide investors and security holders with information regarding their terms. It is not intended to provide any other factual information about the Company. The descriptions of the material terms of the Underwriting Agreement are qualified in their entirety by reference to such exhibits. Readers should review the Underwriting Agreement that is filed as an exhibit to this Current Report on Form 8-K for a complete understanding of the terms and conditions associated with the Offering. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of the Underwriting Agreement and as of specific dates, were solely for the benefit of the parties to the Underwriting Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement.

Item 7.01	Regulation FD Disclosure.

On November 30, 2023, the Company issued a press release announcing that it intended to make the Offering (“Launch PR”) and a press release announcing the pricing and terms of the Offering (“Pricing PR”). On December 5, 2023, the Company issued a press release announcing the closing of the Offering (“Closing PR”). Copies of these press releases are attached hereto as Exhibits 99.1, 99.2 and 99.3, respectively, and are incorporated herein by reference. The information in this item shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of Section 18, nor shall it be deemed incorporated by reference in any of the Company’s filings under the Securities Act or the Exchange Act, except to the extent, if any, expressly set forth by specific reference in such filing.

Item 8.01	Other Events.

In connection with the Offering, the legal opinion letter of Loeb & Loeb LLP, counsel to the Company, regarding the validity of the Shares is filed as Exhibit 5.1 to this Current Report on Form 8-K. The legal opinion letter is also filed with reference to, and is hereby incorporated by reference into, the Registration Statement.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Number	Description

1.1	Underwriting Agreement, dated November 30, 2023, by and between Polar Power, Inc. and ThinkEquity LLC (*)

5.1	Opinion of Loeb & Loeb LLP

23.1	Consent of Loeb & Loeb LLP (included in Exhibit 5.1)

99.1	Launch Press Release dated November 30, 2023

99.2	Pricing Press Release dated November 30, 2023

99.3	Closing Press Release dated December 5, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

(*) Filed herewith. The agreement filed as an exhibit to this report contains representations and warranties made by the parties thereto. The assertions embodied in such representations and warranties are not necessarily assertions of fact, but a mechanism for the parties to allocate risk. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts or for any other purpose at the time they were made or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 5, 2023

POLAR POWER, INC.

By:	/s/ Arthur D. Sams
Arthur D. Sams President, Chief Executive Officer and Secretary